Exhibit 99.5

July 9, 2026

Board of Directors

Dominion Energy, Inc.

600 E Canal Street

Richmond, VA 23219

Re: Registration Statement on Form S-4 of NextEra Energy, Inc., filed July 9, 2026 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 15, 2026 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than NextEra Energy, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, without par value (the “Shares”), of Dominion Energy, Inc. (the “Company”) of (i) an amount in cash equal to $360 million divided by the Closing Share Count (as defined in the Agreement) and (ii) 0.8138 shares of common stock, par value $0.01 per share, of Parent to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 15, 2026 (the “Agreement”), by and among Parent, WG Development Corp., a wholly owned subsidiary of Parent, CS Holdco, LLC, a wholly owned subsidiary of Parent, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include the Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary— Opinion of Goldman Sachs & Co. LLC,” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of the Dominion Energy Board and Reasons for the Mergers,” “The Mergers—Opinion of Goldman Sachs & Co. LLC” and “The Mergers— Certain Dominion Energy Unaudited Prospective Financial Information” and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)